Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares No Cash Distribution for March

FORT WORTH, Texas, March 18, 2013 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today reported it will not declare a monthly cash distribution to the holders of its Units of beneficial interest for the month of March 2013. Normally, a distribution would be made in March based principally upon production during the month of January 2013. However, this month revenues were less than expenses by approximately $1.2 million, principally because of extraordinary capital costs in the amount of over $5.7 million, and also due to winter weather conditions that resulted in lower production. The principal operator of the Underlying Properties reported that the increase in capital expenditures was attributable to the costs for five new wells in which the Trust’s royalty interest is relatively high.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,200,534 Mcf (2,425,000 MMBtu). Production volumes were lower in January due to harsh winter weather and freezing temperatures. Freezing temperatures can cause wells to shut in, and bad weather conditions make it difficult to access wells to bring them back on line. Dividing revenues by production volume yielded an average gas price for January 2013 of $3.50 per Mcf ($3.17 per MMBtu) as compared to $3.74 per Mcf ($3.42 per MMBtu) for December 2012. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $5,736,207. Lease operating expenses were $2,975,210 and taxes were $948,756.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

	Fax:	(817) 735-0936
	Website:	www.sjbrt.com
	e-mail:	sjt@compassbank.com